PRESS RELEASE	Contacts:
CCRI Corporation 800 828-0406 Malcolm McGuire
TAG Entertainment Corp 310 277-3700 Steve Austin, President

TAG ENTERTAINMENT CORP. ANNOUNCED TODAY
THE SIGNING OF A LETTER OF INTENT TO ACQUIRE
MYRIAD PICTURES

Beverly Hills, CA, April 1, 2005 - TAG Entertainment Corp. (OTC Bulletin Board TAGE) a full service entertainment company specializing in the production and distribution of family oriented motion pictures based in Beverly Hills, California announced today that it has signed a letter of intent to acquire all of the outstanding shares of capital stock of Myriad Pictures, Inc.

In a move to further strengthen the Company's position in the independent production and distribution space, TAG sought to identify a viable acquisition target that met three key criteria: (1) proven production capabilities, (2) viable domestic and/or international distribution network and (3) experienced management team.

Mr. Steve Austin, Chairman & CEO said: "After careful consideration, Myriad became an obvious choice for TAG's first acquisition. I have watched the growth of Myriad over the years and have always been impressed with the caliber of their productions and the depth of their distribution reach." Mr. Austin further stated: "This acquisition will provide TAG with additional infrastructure and strategic relationships needed to accomplish its current business objectives."

Kirk D'Amico, president and CEO of Myriad Pictures continued, "We look forward to expanding the capabilities and activities of both TAG and Myriad. We also look forward to working with Steve and the whole TAG team."

TAG was established with the express purpose of becoming a fully integrated independent entertainment company with film and television production, worldwide distribution capabilities and studio facilities. Management remains confident that the close of this transaction will not only signal a new era for the Company but usher in a dynamic new player in the entertainment arena.

The present terms of the Letter of Intent provide for TAG to pay a purchase price comprised of cash and debt and/or common stock, plus commitments to provide additional capital to Myriad following closing. Closing of the transaction is subject to numerous closing conditions, including negotiation and execution of a definitive acquisition agreement, completion of due diligence by the parties, approval of the Board of Directors of each entity and several other conditions. Closing is expected to occur prior to the end of the third quarter of 2005. The definitive terms of the transaction, assuming it is completed, may be different than as presently contemplated.

ABOUT MYRIAD PICTURES

Based in Santa Monica, Myriad Pictures is involved in financing, production and worldwide sales of major motion pictures and television programming. Helmed by Kirk D'Amico, the company has risen in the ranks as one of the top independent entertainment companies and holds an impressive and diverse library of filmed programming.

Recent films include the acclaimed bio-pic "Kinsey" starring Liam Neeson and Laura Linney released by Fox Searchlight, ensemble family comedy "Eulogy," starring Hank Azaria, Ray Romano and Debra Winger released by Lions Gate Films, the supernatural thriller "Trauma," with Colin Firth and Mena Suvari; the Sam Rockwell comedy "Piccadilly Jim" penned by Julian Fellowes; the Wall Street thriller "The Deal" starring Christian Slater and the supernatural thriller "The River King" starring

Edward Burns. Recent box office hits include, the teen horror box office hit "Jeepers Creepers 2" released by MGM, "National Lampoon's Van Wilder" released by Artisan and "The Good Girl" starring Jennifer Aniston released by Fox Searchlight.

ABOUT TAG ENTERTAINMENT CORP.

TAG Entertainment Corp. is an independently financed, fully integrated family film company based in Beverly Hills, California. TAG's principle business is the development and production of high quality family-oriented feature films for worldwide distribution. The company's feature films are developed and produced principally for the domestic and international theatrical motion picture markets. The company's television programming includes movies-for-television for the major television networks, basic cable, pay cable, first-run syndication and international markets. Established in 1999, TAG has fully financed and distributed five live action family films and has acquired certain rights to additional motion pictures of varying quality and commercial potential.

NOTE: The statements contained in this press release that are not historical facts are forward-looking statements under federal securities laws that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) TAG's ability to develop and produce additional feature length films; (ii) TAG's ability to generate significant revenue and achieve profitability; (iii) the estimated costs production; (iv) TAG's, ability to effectively implement its business strategy; (v) TAG's ability to raise additional capital to fund its movie projects; and (vi) the employment of additional qualified and experienced executive management.